Exhibit 10.1

PERSONAL AND CONFIDENTIAL

June 7, 2017

Randall Scott

RE:

Confirmation of Salary Adjustment- Randall J. Scott

Randy,

This letter agreement confirms the discussion and agreement between you and Rare Element Resources, Inc. (the “Company”) regarding your adjusted salary during the continuation of the Company’s care-and-maintenance program.  As we agreed, your salary will be adjusted to $14,000 per month as of June 1, 2017 for a period up to three months while you focus your efforts on developing strategic partnerships while overseeing the administration of the Company.  You will continue as the Company’s President and Chief Executive Officer working from your home office, devoting as much time as necessary to achieve the key objectives of the Company.

It is currently expected your ongoing employment and your salary would be evaluated further by the end of August 2017, and if no strategic investor has provided capital to the Company, it is expected that the Board of Director’s will implement further cost cutting measures.

Your Severance Compensation Agreement dated April 23, 2013, as amended, remains unchanged by this letter agreement with the exception of the base salary adjustment. We look forward to working with you to achieve the Company’s key objectives in the coming months.

Please sign below your acceptance of this amendment.

Kind Regards,

/s/ Gerald Grandey

Gerald Grandey

Chairman of the Board

Accepted and Agreed on this 7th day of June, 2017.

/s/ Randall J. Scott

Randall J. Scott